Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 8, 2026 by and between Andrew Karos (“Executive”) and Boost Run Inc., a Delaware corporation (collectively with its direct or indirect subsidiaries, the “Company”).

WHEREAS, the Company, Willow Lane Acquisition Corp, Benchmark Merger Sub I Inc., Benchmark Merger Sub II LLC, Boost Run Holdings, LLC and the other parties named thereto have entered into a Business Combination Agreement and intend to effectuate the transactions contemplated thereby (the “Merger”);

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer pursuant to the terms and conditions set forth in this Agreement following the closing of the Merger (the date on which such closing occurs, the “Closing Date”), subject to and contingent upon the closing of the Merger, and effective upon the date immediately following the Closing Date (such date on which this Agreement becomes effective, the “Effective Date”), and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive as the Chief Executive Officer under this Agreement (such period of employment, the “Term”). In this capacity, Employee shall have the duties and roles commensurate with that of a chief executive officer. Executive shall perform such other duties as are customarily performed by other persons in similar positions, including other duties as may arise from time-to-time and as may be reasonably assigned by the Board of Directors of the Company (the “Board”).

2. Employment Duties. Executive shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Employee’s skills, abilities, talents and experience.

3. Compensation. During the Term, the Company shall pay Executive a base salary at an annual rate of $1.00, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary shall be subject to annual review by the Board (or a duly authorized committee thereof).

4. Work Location. Executive will primarily perform his employment services in Illinois.

5. Benefits. During the Term, Executive and Executive’s eligible dependents shall be eligible to participate in the Company’s benefit plans provided to similarly situated senior executives, subject to the terms of such plans. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice.

6. Expenses. Executive may from time-to-time be required to travel in connection with the performance of Executive’s services, as determined by the Board. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder during the Term in accordance with the Company’s expense reimbursement policies and procedures.

7. Termination. The Company may terminate Executive’s employment with immediate effect at any time and for any reason in accordance with applicable local, state, and federal labor laws. Executive may terminate this Agreement and the employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. At the time of termination, Employee agrees to return all Company property, including but not limited to computers, cell-phones, and any other electronic devices. The rights and obligations of the parties set forth in Confidentiality, Non-Disparagement, Inventions, and Miscellaneous Agreement are intended to survive termination, and will survive termination of this Agreement.

8. Confidentiality; Assignment of Inventions; Non-Disparagement.

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (each such entity, an “Affiliate” and collectively, the “Company Group”) or obtained by Executive from the Company Group either directly or indirectly pursuant to this Agreement, shall be and remains the property of the Company Group. Executive acknowledges that Executive will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, Confidential and Proprietary Information of the Company Group, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). Notwithstanding the foregoing, “Confidential and Proprietary Information” does not include information that is or becomes publicly available, other than information made publicly available by Executive or another person in violation of Executive’s obligations in this Section 8(a).

(b) Confidentiality Obligations. During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company Group have released such information; provided that the provisions of this Section 8(b) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers, and other representatives or agents, in furtherance of Executive’s duties hereunder, nor to a Protected Activity as defined in Section 8(c) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided that in such case, Executive shall (i) give the Company the earliest notice possible that such disclosure is or may be required and (ii) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within ten (10) days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, oral communication, or any other means of communication.

(c) Protected Activities. This Agreement shall not be construed or applied in a manner that limits or interferes with Executive’s right to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that employees have reason to believe is unlawful, and, without notice to or authorization of the Company, (i) to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (A) reporting a possible violation of any U.S. federal, state, or local law or regulation, (B) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (C) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law, or (ii) to engage counsel to pursue enforcement and/or interpretation of this Agreement.

(d) Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures and other conduct permitted under this Section 8(d) are herein referred to as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or other authorized officer designated by the Company, except to the extent disclosure of such privileged information to a Government Entity is permitted under applicable law, regulation or state attorney conduct rules. Additionally, this Agreement does not interfere with Executive’s right to disclose information regarding Executive’s compensation and benefits to Executive’s spouse, accountants, counsel, financial advisors and lenders with a need to know such information, it being understood that Executive will advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement.

(e) Nondisparagement. Executive agrees that Executive shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, nothing in this Agreement is intended to or should be construed to prevent Executive from (i) fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, (ii) testifying fully and truthfully in any action, proceeding, or regulatory matter, (iii) exercising protected rights to the extent that such rights cannot be waived by agreement, (iv) reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices under federal or Illinois law, or (v) otherwise reporting in good faith any violation of law or regulations to any governmental agency or entity or making disclosures that are protected under whistleblower law.

(f) Inventions.

(i) Executive acknowledges and agrees that all patentable inventions that are made or conceived by Executive, solely or jointly with others, during the Term, either while performing Executive’s duties with the Company or on Executive’s own time, but only insofar as such inventions are related to Executive’s work as an employee or other service provider to the Company (the “Inventions”), shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company and Executive will surrender them upon the termination of the Term, or upon the Company’s request. Executive hereby assigns to the Company the Inventions and all patents that may be issued thereon in any and all countries, whether prior to, during or subsequent to the Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee), of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to Executive from the Company but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company, and Executive agrees that the Company will be the sole owner of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity, without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may be issued thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(i) Subject to Section 8(a) above, nothing in this Section 8(f) will restrict Executive from use of concepts, ideas or methods that are generally known by others in the industry, nor shall Executive be restricted from using the general know-how or experience obtained during employment with the Company. In accordance with the Illinois Employee Patent Act or any other similar, applicable law, this Section 8(f) does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company Group is used, and which is developed entirely on Executive’s own time, unless: (i) the invention relates to either the business of the Company Group or its actual or demonstrably anticipated research or development; or (ii) the invention results from any work performed by Executive for the Company Group.

(iii) Notwithstanding any other provision in this Section 8(f), “Inventions” shall not include the patents and other assets set forth on Exhibit A hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit A are not related in any way to the Company Group, except as stated therein.

(g) Duty of Loyalty. Executive acknowledges and agrees that during the Term, Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company or any member of the Company Group. In keeping with these duties, during the Term, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

(h) Relief. The parties hereto further agree that Executive’s expertise in the business of the Company is of a special, unique, unusual, extraordinary, and intellectual character, which gives Executive’s expertise a peculiar value. Consequently, Executive acknowledges and agrees that the Company Group will suffer irreparable harm from a breach of Section 8 by Executive and that money damages or the remedy at law available to the Company Group for breach of Executive’s obligations under this Agreement may be inadequate and will not be a reasonable or adequate remedy for any such breach. Therefore, in addition to any other rights or remedies that the Company Group may have at law or in equity, in the event of a breach or threatened breach of this Agreement, the Company Group shall be entitled to (without limitation) specific performance and/or temporary and permanent injunctive relief in any proceeding that may be brought to enforce any provision of this Agreement, injunctive or other equitable relief (including a restraining order) from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, in each case, without (i) the necessity of proof of actual damage or adequacy of remedies at law, (ii) being required to post bond or other security and (iii) an award of their reasonable attorneys’ fees incurred in enforcing their rights under this Agreement. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by applicable law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(i) Reasonableness. Executive acknowledges that due to the proprietary nature of the business of the Company, Executive’s obligations under this Agreement are reasonable (including as to duration, geographical area and scope) in light of the circumstances as they exist on the date of this Agreement and in the context of the injuries likely to be sustained by the Company Group if Executive were to violate such obligations and are necessary to ensure the preservation, protection and continuity of such business, Confidential and Proprietary Information, trade secrets and goodwill of the Company Group. Executive further acknowledges that this Agreement is made in consideration of and is adequately supported by the agreement of the Company to perform its obligations under this Agreement, which Executive acknowledges constitutes good, valuable and sufficient consideration. Executive acknowledges and agrees that Executive has either reviewed the provisions of this Agreement with Executive’s legal counsel or had the opportunity to do so and willingly declined that opportunity. Executive further agrees and acknowledges that Executive has been provided with at least fourteen (14) days to consider this Agreement, including the restricted covenants set forth in this Agreement, or has voluntarily elected to execute this Agreement prior to the expiration of such fourteen (14) day period.

(j) Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

9. Miscellaneous.

(a) Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

(b) Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that party may subsequently designate by notice and shall be deemed given on the date of delivery.

(c) Waiver. Neither party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

(d) Further Assurances. At the request of one party, the other party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

(e) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

(f) No Assignment. This Agreement is personal to the Executive and shall not be assigned by the Executive.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule. Executive expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Illinois. for any proceeding relating to or arising in any way from this Agreement.

(h) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BOOST RUN INC.

By:	/s/ Andrew Karos
Name:	Andrew Karos
Title:	Chief Executive Officer

EXECUTIVE

/s/ Andrew Karos
Andrew Karos

EXHIBIT A

EXCLUDED INVENTIONS

I have no inventions.

The following is a complete list of all Inventions relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive Signature:	Date: